CERTIFICATE ENDORSEMENT

Amending the Market Value Adjustment

THIS ENDORSEMENT IS ISSUED BY GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY AS PART OF THE POLICY TO WHICH IT IS ATTACHED.

This endorsement assures that the Market Value Adjustment will not reduce your surrender value. There is no charge to you for this benefit.

We are amending the Contract and each issued Certificate under it by adding the following sentence to the Market Value Adjustment provision under this Contract.

“Notwithstanding any other provision in this Contract to the contrary, regardless of any changes in the interest rates, if you wish to withdraw money from an existing Guarantee Period before it expires, we will not impose an MVA that would reduce your surrender value. The Market Value Adjustment will never be less than zero.”

This endorsement is effective and becomes part of the Contract and your Certificate as of [December 31, 2007].

Signed for Great-West Life & Annuity Insurance Company on the Issue Date of the policy (unless a different Issue Date is shown here.)

                                                                                                                []

[Raymond L. McFeetors,]

[President and Chief Executive Officer]

J434end2	11/07